Exhibit 99.1

IO Biotech Announces 2023 Second Quarter Results

•	Achieved significant enrollment milestone in pivotal Phase 3 trial of IO102-IO103 cancer vaccine in advanced melanoma; full enrollment anticipated by the end of 2023

•	Initiated enrollment in three investigator-initiated trials which the company is supporting to evaluate IO102-IO103 in combination regimens across a variety of cancer types

•	Continued enrollment in Phase 2 basket trial of IO102-IO103, in patients with lung cancer, and head and neck cancer

•	Strengthened executive team with hires to key commercial and medical leadership positions

•	Completed a $75 million private placement with participation from both new and existing healthcare-dedicated investors

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Ended the second quarter with approximately $110.1 million in cash and cash equivalents, which, together with the proceeds from the private placement financing, is expected to support operations into the fourth quarter of 2025

New York, NY – August 11, 2023: IO Biotech (Nasdaq: IOBT), a clinical-stage biopharmaceutical company developing novel, immune-modulating cancer vaccines based on its T-win® technology platform, today announced financial results for the second quarter ended June 30, 2023.

“We have made a great deal of progress during the first half of the year in the development of our novel, investigational immune-modulating cancer vaccine, IO102-IO103,” said Mai-Britt Zocca, PhD, President and CEO of IO Biotech. “We have achieved the important recruitment milestone of having enrolled 225 patients in our pivotal Phase 3 trial for patients with advanced melanoma. We now look forward to the interim analysis which, per the protocol, is to be conducted one year after 225 patients have been randomized. If the data from this interim analysis are supportive, we anticipate submitting a Biologics License Application for accelerated approval in the US. We are continuing to see enrollment in this trial accelerate and remain on track to reach full enrollment by the end of this year. We continue to be encouraged by the strong interest from investigators and patients in our clinical studies.”

Dr. Zocca continued, “With a very strong balance sheet and executives now hired into critical roles, we are well prepared for the key activities necessary to continue progressing our lead candidate cancer vaccine, IO102-IO103, towards the market. I look forward to a very productive second half of the year.”

Second Quarter 2023 and Recent Business Highlights:

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In June 2023, the company achieved a significant recruitment milestone of having enrolled 225 patients in its Phase 3 ‘IOB-013/KN-D18’ trial. The Phase 3 trial protocol calls for an interim analysis of the overall response rate one year after 225 patients have been enrolled. If the data are supportive, this interim analysis could allow for submission of a Biologics License Application for accelerated approval in the US.

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Full enrollment for the Phase 3 IOB-013/KN-D18 trial was increased from 300 to 380 patients with the aim of accelerating the time to reach the primary endpoint of progression free survival (PFS). The company expects the trial to be fully enrolled with 380 patients by the end of 2023.

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The Phase 2 basket trial (‘IOB-022/KN-D38’) evaluating IO102-IO103 in combination with pembrolizumab in patients with metastatic non-small cell lung cancer, recurrent or metastatic head and neck cancer continued enrolling patients. The company will be closing the metastatic bladder cancer cohort of this basket trial due to the changing treatment landscape in this indication and the possibility of further exploring the safety and efficacy of IO Biotech products in this indication in a separate IIT. Data from the lung cohort of this basket trial will be presented in a mini oral presentation at the IASLC 2023 World Conference on Lung Cancer (WCLC) in September 2023 and in a poster presentation at the ESMO Congress in October 2023.

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Three of five investigator-initiated trials (IITs) that the company is supporting have recently started enrolling patients. These three IITs include: (1) a Phase 1 trial to investigate IO102-IO103 in combination with pembrolizumab for BCG-unresponsive or intolerant, non-muscle invasive bladder cancer (NMIBC), (NCT05843448); (2) the Phase 2 KIEO (Keytruda-IO102-IO103 Extended-pre-Operative) trial to investigate neoadjuvant pembrolizumab and IO102-IO103 prior to curative-intent surgical care for squamous cell carcinoma of the head and neck (SCCHN), (NCT05977907); and (3) a Phase 2 trial evaluating IO102-IO103 and a fixed-dose combination of nivolumab-relatlimab in treatment-naïve patients with unresectable Stage III/IV melanoma, (NCT05912244).

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The company strengthened its executive team with the appointments of Christine Richter, PhD, MBA, as Senior Vice President, Commercial and Program Lead; Qasim Ahmad, MD, as Chief Medical Officer; and the promotion of Eric Faulkner from Sr. Vice President, CMC to Chief Technical Officer.

•	The Company appointed Heidi Hunter to its Board of Directors.

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On August 7, 2023, the company entered into a definitive securities purchase agreement. Under the securities purchase agreement, the investors have agreed to purchase 37,065,647 shares of the company’s common stock and accompanying warrants to purchase up to an aggregate of 37,065,647 shares of common stock, at a combined purchase price of $2.025 per share and accompanying warrant. Each accompanying warrant will represent the right to purchase one share of the company’s common stock at an exercise price of $2.47 per share. The warrants will be exercisable for a period of three years and six months following the date of issuance.

Second Quarter 2023 Financial Results

•	Net loss for the three months ended June 30, 2023 was $21.2 million, compared to $18.5 million for the three months ended June 30, 2022.

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Research and development expenses were $16.5 million for the three months ended June 30, 2023, compared to $12.2 million for the three months ended June 30, 2022. The increase was primarily related to clinical trial-related activities for our IO102-IO103 product candidate, including the continued execution of our Phase 3 clinical trial. The Company recognized $0.9 million in research and development equity-based compensation for the three months ended June 30, 2023, compared to $0.5 million for the three months ended June 30, 2022.

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General and administrative expenses were $5.3 million for the three months ended June 30, 2023, compared to $5.9 million for the three months ended June 30, 2022. The decrease was related to lower professional services and consulting costs, offset by an increase in headcount. The Company recognized $0.7 million in general and administrative equity-based compensation for the three months ended June 30, 2023, compared to $0.8 million for the three months ended June 30, 2022.

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Cash and cash equivalents as of June 30, 2023 were $110.1 million, compared to $142.6 million at December 31, 2022. During the three months ended June 30, 2023, the Company used cash, cash equivalents and restricted cash of $18.3 million from operating and investing activities with an additional decrease of $0.1 million in cash due to the effects of foreign currency exchange rates.

•	Cash on hand is expected to support operations into the fourth quarter of 2025.

Upcoming events

Morgan Stanley 21st Annual Global Healthcare Conference. New York City. September 11-13, 2023. Dr. Zocca and Ms. Sullivan will participate in a fireside chat and one-on-one meetings on Tuesday, September 12.

H.C. Wainwright 25th Annual Global Investment Conference. New York City. September 11-13, 2023. Dr. Zocca will present a corporate overview and Dr. Zocca and Ms. Sullivan will participate in one-on-one meetings on Wednesday, September 13.

A live audio webcast of each presentation will be available on the Investors section of the IO Biotech website at www.iobiotech.com. A webcast replay of the presentations will be available on IO Biotech’s website for 90 days following the presentation.

IASLC 2023 World Conference on Lung Cancer (WCLC). Singapore, September 9-12, 2023. One abstract has been accepted for a Mini Oral presentation.

•	Abstract Title: Ph 2 Trial of IO102-IO103 Vaccine Plus Pembrolizumab: Preliminary Results for the First-line Treatment of Lung Adenocarcinoma

Session: MA15—Bringing New Discoveries into Early Phase Clinical Trials

Session Date & Time: September 12, 2023 at 10:45 AM—11:45 AM

Presenter: Jonathan Riess, MD

ESMO Congress 2023. Madrid, October 20-24, 2023. One abstract has been accepted for a poster presentation.

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Abstract Title: A Phase 2 trial of the IO102-IO103 vaccine plus pembrolizumab: preliminary analysis for first line (1L) treatment of Non-Small Cell Lung Cancer (NSCLC) and Squamous Cell Carcinoma of the Head and Neck (SCCHN)

Presentation number: 1038P

Presenter: Jonathan Riess, MD

About IO102-IO103

IO102-IO103 is an investigational immune-modulating cancer vaccine designed to target the immunosuppressive mechanisms mediated by the proteins indoleamine 2,3-dioxygenase (IDO) and PD-L1. The company is currently conducting a Phase 3 trial (IOB-013/KN-D18; NCT05155254) evaluating IO102-IO103 in combination with pembrolizumab in first-line advanced melanoma patients, and a Phase 2 basket trial (IOB-022/KN-D38; NCT05077709).

About the IOB-013/KN-D18 Phase 3 Clinical Trial

IOB-013/KN-D18 (NCT05155254) is an open label, randomized Phase 3 clinical trial being conducted in collaboration with Merck of IO102-IO103 in combination with pembrolizumab versus pembrolizumab alone in patients with previously untreated, unresectable or metastatic (advanced) melanoma. Target enrollment is 380 patients from centers spread across the United States, Europe, Australia, Israel and South Africa. Biomarker analyses will also be conducted. IO Biotech is sponsoring the Phase 3 trial and Merck is supplying pembrolizumab. IO Biotech maintains full global commercial rights to IO102-IO103.

About IOB-022/KN-D38 Phase 2 Solid Tumor Basket Trial

IOB-022/KN-D38 (NCT05077709) is a non-comparative, open label trial to investigate the safety and efficacy of IO102-IO103 in combination with pembrolizumab in each of the following first-line advanced cancers: non-small cell lung cancer (NSCLC), squamous cell carcinoma of the head and neck (SCCHN), and urothelial bladder cancer (UBC). The clinical trial is sponsored by IO Biotech and conducted in collaboration with Merck. IO Biotech maintains global commercial rights to IO102-IO103.

About IO Biotech

IO Biotech is a clinical-stage biopharmaceutical company developing novel, immune-modulating cancer vaccines based on its T-win® vaccine platform. The T-win platform is a novel approach to cancer vaccines designed to activate T cells to target the most important immunosuppressive cells in the tumor microenvironment. IO Biotech is advancing in clinical studies its lead cancer vaccine candidate, IO102-IO103, targeting IDO and PD-L1, and through preclinical development its other pipeline candidates. IO Biotech is headquartered in Copenhagen, Denmark and has US headquarters in New York, New York.

For further information, please visit www.iobiotech.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements, including regarding the timing of the interim analysis of our Phase 3 trial, current or future clinical trials, their progress, enrollment or results, or the company’s financial position or cash runway, are based on IO Biotech’s current assumptions and expectations of future events and trends, which affect or may affect its business, strategy, operations or financial performance, and actual results and other events may differ materially from those expressed or implied in such statements due to numerous risks and uncertainties. Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. Because forward-looking statements are inherently subject to risks and uncertainties, you should not rely on these forward-looking statements as predictions of future events. These forward-looking statements speak only as of the date hereof and should not be unduly relied upon. Except to the extent required by law, IO Biotech undertakes no obligation to update these statements, whether as a result of any new information, future developments or otherwise.

Contact:

Maryann Cimino, Director of Investor Relations

IO Biotech, Inc.

617-710-7305

mci@iobiotech.com

IO BIOTECH, INC.

Condensed Consolidated Statements of Operations and Comprehensive Loss

(In thousands, except share and per share amounts)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Operating expenses
Research and development	$16,504	$12,226	$28,404	$22,531
General and administrative	5,348	5,935	11,372	12,639

Total operating expenses	21,852	18,161	39,776	35,170

Loss from operations	(21,852)	(18,161)	(39,776)	(35,170)

Other income (expense)
Currency exchange gain (loss), net	10	(286)	268	(305)
Interest income	1,196	158	2,224	173
Interest expense	—	(102)	—	(226)

Total other income (expense), net	1,206	(230)	2,492	(358)

Loss before income tax expense	(20,646)	(18,391)	(37,284)	(35,528)
Income tax expense	532	104	938	171

Net loss	(21,178)	(18,495)	(38,222)	(35,699)

Net loss attributable to common shareholders	(21,178)	(18,495)	(38,222)	(35,699)

Net loss per common share, basic and diluted	$(0.74)	$(0.64)	$(1.33)	$(1.24)

Weighted-average number of shares used in computing net loss per common share, basic and diluted	28,815,267	28,815,267	28,815,267	28,815,267

Other comprehensive (loss) income
Net loss	$(21,178)	$(18,495)	$(38,222)	$(35,699)
Foreign currency translation	(141)	(4,379)	376	(7,026)

Total comprehensive loss	$(21,319)	$(22,874)	$(37,846)	$(42,725)

IO BIOTECH, INC.

Condensed Consolidated Balance Sheets

(In thousands, except share and per share amounts)

(unaudited)

	June 30, 2023	December 31, 2022
Assets
Current assets
Cash and cash equivalents	$110,095	$142,590
Prepaid expenses and other current assets	2,941	5,629

Total current assets	113,036	148,219

Restricted cash	268	268
Property and equipment, net	826	741
Right of use lease asset	2,534	2,493
Other non-current assets	891	84

Total non-current assets	4,519	3,586

Total assets	$117,555	$151,805

Liabilities and stockholders’ equity
Current liabilities
Accounts payable	$4,464	$4,004
Lease liability—current	613	515
Accrued expenses and other current liabilities	5,799	6,157

Total current liabilities	10,876	10,676

Lease liability—non-current	2,159	2,275

Total non-current liabilities	2,159	2,275

Total liabilities	13,035	12,951

Commitments and contingencies
Stockholders’ equity
Preferred stock, par value of $0.001 per share; 5,000,000 shares authorized, no shares issued and outstanding as of June 30, 2023 and December 31, 2022	—	—
Common stock, par value of $0.001 per share; 300,000,000 shares authorized, 28,815,267 shares issued and outstanding as of June 30, 2023 and December 31, 2022	29	29
Additional paid-in capital	330,217	326,705
Accumulated deficit	(215,961)	(177,739)
Accumulated other comprehensive loss	(9,765)	(10,141)

Total stockholders’ equity	104,520	138,854

Total liabilities and stockholders’ equity	$117,555	$151,805